NeoStem

June 28, 2011

Mr. Joseph Talamo
27 Brushy Ridge Road
New Canaan, Connecticut 06840

Dear Joe:

We are pleased to advise you that after careful consideration, NeoStem, Inc. (the "Company") has determined to make you an offer of employment to serve as Vice President, Corporate Controller and Chief Accounting Officer of the Company. This letter sets forth certain terms that, if you accept the offer, will govern the terms of your employment.

Your commencement date shall be on or about July 1, 2011 or such other date as the parties shall agree (your actual start date of employment, the "Commencement Date"). You will report to the Company's Chief Financial Officer and Chief Executive Officer, and have such duties and responsibilities for the Company's general business operations in the areas of finance, accounting and related areas of the business as are consistent with the position and title and as shall be designated to you from time to time as shall be considered appropriate for your position. You shall work on a full-time basis and be based out of the Company's New York facility; however, it is understood that travel to China will be required as well as to other locations in which the Company operates and otherwise.

In consideration for your services, you shall be entitled to annual compensation of $210,000 ("Base Salary") which shall be paid in accordance with the Company's standard payroll practices. Designated pay days are the 15th and last day of each month. Contingent upon approval by the Compensation Committee of the Board of Directors (the "Compensation Committee"), you will receive options (the "Options") to purchase 325,000 shares of the Company's Common Stock under and subject to all the terms and conditions of the Company's 2009 Equity Compensation Plan. The Options shall have a per share exercise price equal to the closing price of the Common Stock on the effective date of grant and shall vest and become exercisable subject to your continued employment as to 25,000 shares on the Commencement Date, as to 50,000 shares on each of the six month and twelve month anniversaries of the Commencement Date and as to 100,000 shares on each of the second and third one year anniversaries of the Commencement Date. Bonuses are as determined by the Compensation Committee; however, your bonus eligibility would be up to 30% of your annual Base Salary based on defined goals and objectives to be determined and, in addition, you will be eligible for discretionary bonuses for extraordinary efforts.

In addition to the compensation stated above, you will be entitled to participate in benefits generally available to other employees in the Company.

This position is an exempt position for purposes of federal and state wage-hour laws, which means that you will not be receiving any overtime payment for hours worked in excess of 40 hours in a given workweek.

NeoStem
YOUR CELLS YOUR USE YOUR LIFE

In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the Company has entered into a contract regarding the terms or the duration of your employment except as may be set forth herein. However, you hereby agree that should you desire to terminate your employment with the Company you will provide it with no less than sixty (60) days' prior written notice. You also agree that on the Commencement Date you will execute and be bound by the Company's various policies, including but not limited to its Employee Confidentiality, Invention Assignment and Non-Compete Agreement, Statement of Policy on Insider Trading and Policy Regarding Special Trading Procedures and expense reimbursement policies.

Please indicate your acceptance of this offer by signing below and returning this letter to us at the above address not later than one (1) week from the date of this letter.

We look forward to your arrival at our Company and are confident that you will play a key role in our Company's development.

Sincerely,

Robin L. Smith
CEO

Accepted and Agreed:

Joseph Talamo

Date: 6-28-11